ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Elizabeth Barker
Scott Francis (9l8) 25l-9121	(212) 896-1250 / (212) 896-1203
grussell@kcsa.com / ebarker@kcsa.com

ADDvantage Technologies Group, Inc. to Report Financial Results
For the Fiscal Third Quarter of 2016

BROKEN ARROW, Oklahoma, July 26, 2016 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), announced today that it will release financial results for the three month period ended June 30, 2016, on Tuesday, August 9th, before markets open.
The Company will host a conference call on Tuesday, August 9th, at 12:00 p.m. Eastern Time featuring remarks by David Humphrey, President and Chief Executive Officer, Dave Chymiak, Chief Technology Officer, and Scott Francis, Chief Financial Officer.  The conference call will be available via webcast and can be accessed through the Investor Relations section of ADDvantage's website, www.addvantagetechnologies.com.  Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet broadcast. The dial-in number for the conference call is 888-427-9411 (domestic) or 719-325-2463 (international). All dial-in participants must use the following code to access the call: 7252544. Please call at least five minutes before the scheduled start time.
For interested individuals unable to join the conference call, a replay of the call will be available through August 23, 2016 at 877-870-5176 (domestic) or 858-384-5517 (international). Participants must use the following code to access the replay of the call: 7252544.  An online archive of the webcast will be available on the Company's website for 30 days following the call.
About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. (NASDAQ:  AEY) supplies the cable television (Cable TV) and telecommunications industries with a comprehensive line of new and used system-critical network equipment and hardware from a broad range of leading manufacturers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony. In addition, ADDvantage operates a national network of technical repair centers focused primarily on Cable TV equipment and recycles surplus and obsolete Cable TV and telecommunications equipment.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Arizona, Tulsat-Nebraska, Tulsat-Tennessee, Tulsat-Texas, NCS Industries, ComTech Services and Nave Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.